Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 15, 2015 (except Note 17, as to which the date is September X, 2015) in the Amendment No. X to the Registration Statement (Form S-1 No. 333-206544) and related Prospectus of Mirna Therapeutics, Inc. for the registration of shares of its common stock.

Ernst & Young LLP

Austin, Texas

The foregoing consent is in the form that will be signed upon the effectiveness of the reverse stock split as described in Note 17 to the financial statements.

/s/ Ernst & Young LLP

Austin, Texas
September 17, 2015